Exhibit 10.2(a)

AMENDMENT TO ORIGINAL LEASE

DATED JUNE 2, 1999

AND

ADDENDUM III TO

PROSPECT CENTER OFFICE LEASE

November 17, 1999

This amendment and addendum is attached to and made a part of the Prospect Center Office Lease dated June 2, 1999 by and between Prospect Center Corporation (“Landlord”) and RaceGate.com, a Delaware Corporation (“Lessee”) for suite #250, 304, 401 and 201, 1020 Prospect St., La Jolla CA 92037.

1. EXPANSION OF PREMISES: Suite #250 to be expanded into contiguous space for the new rental area of 5,000 square feet and the usable area of 4,348 square feet.

Suite #304 located on the 3rd floor of the building as shown on Exhibit G-2 with approximate rental area of 2,513 square feet and an approximate usable area of 2,185 square feet.

2. TERM: The original term of the lease to remain unchanged. The anticipated commencement date of this Amendment and Addendum III to be upon completion of tenant improvements or January 1, 2000, whichever is sooner. The lease ending date is not changed from July 31, 2002.

3. BASE MONTHLY RENT: Expanded Suite 250 - Eleven thousand two hundred fifty dollars ($11,250.00) ($2.25 per square foot of rentable area and $2.587 per square foot of usable area).

Rental Adjustment: Suite	Adjustment Date:	Monthly Base	Square Foot Rate
250	July 1, 2000	$11,500.00	$2.30
250	July 1, 2001	11,750.00	2.35
401	July 1, 2000	3,105.00	2.30
401	July 1, 2001	3,172.50	2.35
201	June 15, 2001	7,038.00	2.55
201	June 15, 2002	7,176.00	2.60
304	Jan. 1, 2001	5,779.90	2.30
304	Jan. 1, 2002	5,905.55	2.35

Suite 304 - Five thousand six hundred fifty-four and 25/100 dollars ($5,654.25) ($2.25 per square foot of rentable area and $2.587 per square foot of usable area).

4. TENANT IMPROVEMENTS: The landlord at the landlord’s expense agrees to tenant improvements to the approximate 1501 square feet of new space for suite 250 making this area consistent with the tenant’s current office décor. Tenant improvements to suite 304 are to be completed at the landlord’s expense. These improvements per tenant’s request and as agreed to in the proposal by Rhule Construction Company on a regular time basis. All overtime, if any, by Rhule Construction Company and its subcontractors will be paid by Racegate, the tenant. Rhule Construction Company will keep separate records of all overtime.

5. PREPAID RENT: Upon lease execution, tenant shall pay Landlord the sum of $65,026.80 of which $40,710.60 shall be applied towards the Base Rent per schedule attached in Exhibit D and 24,316.20 shall be refunded upon review of RaceGate current balance sheet.

All other terms, covenants and conditions of this Lease shall remain in effect.

LANDLORD: Prospect Centre Corp.		TENANT: RaceGate.com

By:	/s/ Illegible	By:	Scott Kyle

Date:		Date:	11/27//99

RACEGATE - PREPAID RENT PER ITEM 10 OF BASIC LEASE PROVISIONS

LEASE DATED JUNE 2, 1999 AND

ADDENDUM III DATED 11/17/1999

	DATE	SUITE 250	ADD’N STE 250	SUITE 401	STE 304	SUITE 201	TOTAL
1ST MO	Aug-99	$7,872.75		$3,037.50	0	0	$10,910.25
2ND MO	Sep-99	$7,872.75		$3,037.50	0	0	$10,910.25

11TH MO	Jun-00			0	$5,654.25	$3,450.00	$9,104.25
13TH MO	Aug-00	$8,047.70		$3,105.00	$5,779.90	$6,900.00	$23,832.60
14TH MO	Sep-00	$8,047.70		$3,105.00	$5,779.90	$6,900.00	$23,832.60
15TH MO	Oct-00	$8,047.70		$3,105.00	$5,779.90	$6,900.00	$23,832.60

25TH MO	Aug-01	$8,222.65		$3,172.50	$5,905.55	$7,038.00	$24,338.70
26TH MO	Sep-01	$8,222.65		$3,172.50	$5,905.55	$7,038.00	$24,338.70
27TH MO	Oct-01	$8,222.65		$3,172.50	$5,905.55	$7,038.00	$24,338.70

TOTAL		$64,556.55	$—	$24,907.50	$40,710.60	$45,264.00	$175,438.65

PREVIOUSLY PAID							$134,728.05

ADDENDUM III - BALANCE DUE -							$40,710.80